Exhibit 99.1

TYPHOON TOUCH TECHNOLOGIES, INC. 1700-7th Ave, Suite 2100, Seattle Washington 980101
Symbol: TYPT.OB	TYPHOON TOUCH TECHNOLOGIES, INC. Enters into Asset Purchase Agreement	April 30, 2008

Seattle, Washington , April 30, 2008 – Typhoon Touch Technologies, Inc. (OTCBB: TYPT.OB) ("Typhoon") today announced that it has entered into an asset purchase agreement with James G. Shepard, and Typhoon Ventures, Inc. (the "Agreement").  Under the terms of the Agreement, Typhoon will sell 100% of the assets associated with the music portal and music download kiosks forming the "music business" in exchange for Mr. Shepard returning to treasury 36,000,000 shares he holds in Typhoon and Typhoon Ventures Inc. assuming certain liabilities associated with the music business. The sale is subject to customary closing conditions and stockholder approval.

The transaction is in line with Typhoon's strategic plan to focus on licensing, developing, inventing, seeking partnerships and defending its patents concerning keyboard less touch screen devices which management believes has greater growth potential.

Typhoon will ask for stockholder approval for the Agreement and sale at a special meeting to be held on May 20, 2008.  A proxy statement for the special meeting has been sent out to the stockholders of record entitled to vote at the meeting and contains further information about this transaction and other matters to be considered at the meeting.

For further information please contact:

James Shepard
206-407-2538
jshepard@typhoontouchtech.com

About Typhoon Touch Technologies

Typhoon Touch Technologies, Inc. (TYPT.OB), a Nevada corporation, is a leader in creating, developing, acquiring and licensing touch-screen technology. The company's Concept Lab develops and tests products that incorporate innovative applications of touch technology and Typhoon Tunes is a service under development that will offer a unique method of promoting music. Please visit www.typhoontouchtech.com for more information.